CODE OF ETHICS

December 2025

The contents of this Code of Ethics (“COE”) and any attachments to it are confidential. Any use, disclosure, duplication, discussion, dissemination or distribution of this COE or its contents without the express written authorization of Polen Capital Management, LLC (“PCM”) is strictly prohibited. This COE is the property of PCM and must be returned to PCM should your use of it or association with PCM or any of its affiliates terminate for any reason.

POLEN CAPITAL	CODE OF ETHICS

I.	INTRODUCTION

Polen Capital Management, LLC (“Polen Capital”), Polen Capital Credit, LLC (“Polen Credit”), Polen Capital CLO Management, LLC (“Polen CLO Management”), Polen Capital UK LLP (“Polen UK”), Polen Capital HK Limited (“Polen HK”), and Polen Capital Middle East (“Polen ME”, and collectively, the “Firm”)1 has adopted this Code of Ethics pursuant to Rule 204A-1 promulgated by the Securities and Exchange Commission (“SEC”) under the Investment Advisers Act of 1940, as amended. Rule 204A-1 requires that an investment advisor establish, maintain and enforce a written code of ethics that, at a minimum, includes:

●	A standard (or standards) of business conduct required of supervised persons, which standard must reflect a firm’s fiduciary obligations and those of its supervised persons;

●	Provisions requiring supervised persons to comply with applicable federal securities laws;

●	Provisions that require access persons to report, and for a firm to review, their personal securities transactions and holdings periodically;

●	Provisions requiring supervised persons to report any violations of a firm’s code of ethics promptly to its chief compliance officer or, provided the chief compliance officer also receives reports of all violations, to other persons designated in the code of ethics; and

●	Provisions requiring a firm to provide each of its supervised persons with a copy of the code of ethics and any amendments thereto, and requiring its supervised persons to provide a written acknowledgment of receipt of the code and any amendments.

In light of the foregoing, this Code of Ethics establishes, amongst other items, standards and procedures for the detection and prevention of inappropriate personal securities transactions by persons having knowledge of the investments and investment intentions of the Firm’s clients, and addresses other situations involving an actual or potential conflict of interest between the Firm (and/or its Employees, as defined below) and its clients. All Employees are required to act in conformity with this Code of Ethics at all times.

Additionally, as Polen Capital and Polen Credit each serve as an investment adviser to certain U.S. registered investment companies or mutual funds, the Firm has designed this Code of Ethics to comply with SEC Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”). In the event of a material change to the Reporting Obligation section of the Code of Ethics, the Chief Compliance Officer (“CCO”)2 shall inform the applicable registered fund’s chief compliance officer so that the board of such registered fund can approve such change no later than six months after it is adopted.

[1]	Polen Credit, Polen UK and Polen ME are each wholly-owned subsidiaries of Polen Capital. Polen CLO Management is a wholly-owned subsidiary of Polen Credit. Polen HK is the wholly-owned subsidiary of Polen UK. Because of these affiliations together with the integration of various functions between the organizations (including, without limitation, the flow and accessibility of certain confidential information between employees of each organization), the Firm has adopted this singular Code of Ethics to govern the actions of the employees for each of the respective organizations. If any policy contained within this COE conflicts with local rule or regulation and/or a policy prescribed in the Polen UK, Polen HK or Polen ME Compliance Manuals, the local rule, regulation and/or policy shall control.

[2]	The Chief Compliance Officer of Polen Capital, Polen UK, Polen HK, and Polen ME is Lauren Walsh. The Chief Compliance Officer of Polen Credit and Polen CLO Management is Joshua McCarthy. References to the CCO throughout this COE shall refer to Ms. Walsh unless the context requires otherwise. Furthermore, all references to the CCO shall also include their designee(s).

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POLEN CAPITAL	CODE OF ETHICS

Statement of General Principles

The Firm’s reputation for integrity and ethics is one of our most important assets. To safeguard this reputation, the Firm believes that it is essential not only for the Firm and all of its Employees to comply with relevant federal and state securities laws and regulations, but also to maintain the highest standards of personal and professional conduct at all times. This Code of Ethics is designed to ensure that our conduct is consistent with these values, with our fiduciary obligations to our clients, and with industry and regulatory standards for investment advisers. The Code of Ethics is fully supported by the Firm’s senior management and is routinely reinforced through active business and compliance communications as well as periodic education and training measures. In recognition of the trust and confidence placed in the Firm by its clients and to stress its belief that its operations are directed to the benefit of its clients, the Firm has developed and adopted the following general principles to guide its supervised persons:

●	The interests of the Firm’s clients are paramount, and all associated persons of the Firm must conduct themselves in such a manner that the interests of the clients take precedence over all others.

●	All personal securities transactions by supervised persons of the Firm must be placed in such a way as to avoid any actual or potential conflict between the interest of the Firm’s clients and the interest of any supervised person of the Firm.

●	All supervised persons of the Firm must avoid actions or activities that either allow personal benefit or profit from their position with regard to the Firm’s clients or otherwise create the appearance of any impropriety.

●	All supervised persons must remain compliant with federal securities laws and regulations.

●	Each supervised person shall maintain the confidentiality of any information gained by reason of his or her employment and shall not use such information in a manner detrimental to the Firm or its clients.

●	Any potential or actual violation of this Code of Ethics must be promptly reported to the CCO.

Although the Code of Ethics sets forth rules with respect to many situations, supervised persons should recognize that the Code of Ethics cannot address every possible circumstance that could give rise to a conflict of interest, a potential conflict, or an appearance of impropriety. Moreover, the investment industry is constantly undergoing changes, making the ways in which the Firm conducts business more complex. Because rapid changes in the industry constantly present new ethical and legal issues, the provisions set forth herein should not be considered the absolute last word under every circumstance.

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POLEN CAPITAL	CODE OF ETHICS

Whether or not a specific provision of the Code of Ethics applies, all Employees must conduct their activities in accordance with the general principles set forth above, and in a manner that is designed to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility, as literal compliance with these specific rules will not shield an employee from liability for personal trading or other conduct that nonetheless violates a fiduciary duty to the Firm’s clients.

Honesty at all times and in all things is an essential part of your responsibility to the Firm.

In all cases, doubtful situations should be resolved in favor of the Firm’s clients. Supervised persons should, accordingly, be alert to the potential for conflicts of interest, and consult with the CCO whenever questions arise concerning the application of the Code of Ethics to a particular situation.

Definitions

Access Person: An access person is a supervised person who may have access to nonpublic information regarding clients’ purchase or sale of securities, is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. This Code of Ethics requires access persons to report their personal securities transactions and holdings. Particularly given the extensive sharing of information across multiple departments, the Firm’s access persons include each of its officers and Employees, as well as any other persons who provide advice on behalf of the Firm and are subject to the Firm’s supervision and control.

Beneficial Ownership, Beneficial Owner, Beneficial Interest: An access person would be considered to be a beneficial owner of, or have a beneficial interest in, any security in which such person has a direct or indirect monetary interest or is held by such person’s spouse, minor children, a relative who shares such person’s home, or other persons by reason of any contract, arrangement, understanding or relationship that provides such person with a direct or indirect pecuniary interest. It may be possible for an access person to exclude accounts held personally or by immediate family members sharing the same household from the requirements of the Code of Ethics if the access person does not have any direct or indirect influence or control over the accounts (as further described herein), or can otherwise rebut the presumption of beneficial ownership over such family members’ accounts. Access persons should consult with the CCO before excluding any accounts held by immediate family members sharing the same household from the obligations set forth herein.

Employees: Employees include all officers, employees and individual members of the Firm. In addition, for purposes of this Code of Ethics, temporary employees including contractors, temps, and, in certain instances, interns (collectively “contractors”) will be deemed “employees” on their 91st day of association with the Firm, calculated on a rolling 12-month basis, unless otherwise approved by the CCO. For the avoidance of doubt, if based on their duties or job functions, a contractor meets the definition of an access person, they will be required to comply with the personal trading and reporting requirements and will be given a copy of the Code of Ethics.

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POLEN CAPITAL	CODE OF ETHICS

Purchase or Sale of a Security: The “purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

Reportable Security: A reportable security is considered to be any security, except that it shall not include (i) securities issued by the Government of the United States or an agency thereof (e.g., U.S. treasury bills and treasury bonds); (ii) money market instruments (e.g., bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments); (iii) shares of money market funds; (iv) transactions and holdings in open-end mutual funds or pooled vehicles (unless the Firm or a control affiliate acts as the investment adviser for the fund); and (v) transactions in units of a unit investment trust (“UIT”) if the unit investment trust is invested exclusively in unaffiliated mutual funds (collectively, “Exempt Securities”). As a technical manner, shares in UIT exchange-traded funds (“ETFs”) are reportable securities, whereas shares in open-end exchange-traded funds are not, in accordance with the exclusion found in Rule 204A-1(e)(10)(iv) under the Advisers Act. However, for simplicity purposes under this Code of Ethics, shares in all ETFs should be treated as reportable securities.

Supervised Person: A supervised person means any partner, officer, director (or other person occupying a similar status or performing similar functions), or Employee of the Firm, or other person who provides investment advice on behalf of the Firm and is subject to the supervision and control of the Firm.

Conflicts of Interest

It is the policy of the Firm that supervised persons should be free from any direct or indirect interest, activity or entity that could possibly conflict with the interests of the Firm or its clients. Underlying this policy are two principles:

i.	No Employee should have, or acquire, any direct or indirect interest, activity or association, which influences or interferes with, or which might or could be thought to interfere with or influence the independent exercise of his or her judgment in the best interest of the Firm or its clients.

ii.	No Employee should personally profit, or seek to profit, directly or indirectly, from opportunities or business information that are available to, or obtained by, him or her as a result of his or her position with the Firm. Direct or indirect interests include agency relationships, trusts, corporations, partnerships and interests held by family members.
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POLEN CAPITAL	CODE OF ETHICS

II.	INSIDER TRADING

The Company and its Employees may have access to material information that has not been publicly disseminated.3 Federal and state securities laws prohibit any purchase or sale of securities on the basis of material non-public (“inside”) information, whether improperly obtained, obtained under circumstances contemplating that it would not be used for personal gain, or under certain other circumstances. In addition, “tipping” of others about such information is prohibited. The persons covered by these restrictions are not only “insiders” of publicly traded companies, but also any other person who, under certain circumstances, learns of material non-public information about a company, such as directors, attorneys, accountants, consultants or bank lending officers.

Generally, federal law prohibits a person, in breach of a fiduciary duty owed by that person to the source of any material non-public information, from knowingly or recklessly:

●	trading on the basis of such material, non-public information;

●	tipping such information to others;

●	recommending the purchase or sale of securities on the basis of such information; or

●	providing substantial assistance to someone who is engaged in any of the above activities.

The Insider Trading and Securities Enforcement Act of 1988 imposes severe penalties on persons who violate federal law by trading on material, nonpublic information. As a result of insider trading violations, the Company and Employees could be subject to disciplinary action or fines by the SEC, damage actions brought by private parties, and criminal prosecutions by the Department of Justice, as well as significant reputational damage. Violation of these restrictions has severe consequences for both the Company and its Employees. Trading on inside information or communicating inside information to others is punishable by various potentially severe civil, criminal and SRO sanctions. In addition, employers may be subjected to liability for insider trading or tipping by Employees. The Company may be held liable for failing to take measures to deter securities laws violations where such failure is found to have substantially contributed to or permitted a violation.

In view of these provisions, the Company has adopted the policy that an Employee may not trade in securities of any company about which the Employee possesses material, non-public information, nor “tip” others about such information. The policies and procedures set forth below are intended to implement this policy.

Definitions

Material Non-Public Information: Material non-public information includes any information not publicly available that, if disclosed to the public, could be expected to affect the market price of a company’s securities or affect a reasonable investor’s decision to purchase or sell the securities of a company. There are several categories of information that are particularly market-sensitive and therefore clearly qualify as material. Examples of material information include but are not limited to: business combinations such as mergers or joint ventures; changes in financial results; changes in dividend policy; changes in earnings estimates; significant litigation exposure; new product or service announcements; plans for a recapitalization; repurchase of shares or other reorganization; and other similar matters.

[3]	PCC and PCCLO maintain a separate Flow and Use of Material Non-Public Information policy. This policy should be read in conjunction with the Flow and Use of Material Non-Public Information policy.
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POLEN CAPITAL	CODE OF ETHICS

Non-Public: Inside information is generally not deemed to have become public until such information has been publicized through a press release or other official announcement sufficient to provide the investing public with a reasonable opportunity to evaluate the information. The issue of what constitutes a ‘reasonable opportunity to evaluate the information’ is a question of facts and circumstances that will need to be determined on a case-by-case basis. Any such determination will be made only by the CCO who, if necessary, will obtain advice from the Company’s legal counsel. No inside information in the possession of any Employee of the Company will be deemed to have become public prior to the CCO’s determination.

Confidentiality of Inside Information

Employment at the Company may from time to time expose Employees to material non-public information regarding companies in which Client accounts managed by the Company hold an investment. Such information is to be considered as strictly confidential by all Employees, and Employees shall take all appropriate steps to preserve the confidentiality of such information. For example, Employees should restrict access to files or computer records containing confidential information, should never leave confidential documents in unattended rooms and should never copy confidential documents for their personal use.

III.	PERSONAL TRADING PRACTICES

The Code of Ethics contains detailed rules concerning personal securities transactions applicable to all Employees of the Firm. Certain laws and ethical standards impose duties on the Firm and its Employees to avoid conflicts of interest between Employees’ personal securities transactions and transactions by the Firm on behalf of its clients. Although it is not the Firm’s intent to discourage trading by its Employees for long-term investment purposes, personal trading in reportable securities, in particular, can create (or simply give the appearance of creating) a conflict of interest in light of the Firm’s investment management responsibilities to its clients. Accordingly, the Code of Ethics contains certain preclearance procedures, as well as certain prohibitions, with respect to personal securities transactions by Employees while at the same time preserving reasonable Employee flexibility to manage their personal assets.

Finally, the Compliance team maintains certain lists of current and prospective portfolio companies in which personal trading may be restricted; these include the “Restricted List” and “Special Situations List” (which reflect public and private companies, respectively, in which the Firm may be in receipt of material non-public information) and the Coverage List (which reflects the companies that fall within the current Polen Capital coverage universe and accordingly may be temporarily in a “Blackout Period” due to client trading activity).

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POLEN CAPITAL	CODE OF ETHICS

Preclearance Procedures for Personal Securities Transactions

In order to avoid conflicts of interest as well as the appearance of any impropriety, all purchases and sales of reportable securities in which an Employee has or will have a beneficial interest require preclearance pursuant to the procedures set forth herein, subject to any exceptions noted herein.4

In an effort to implement a robust preclearance procedure, the Firm utilizes an automated Employee trade preclearance system via a web-based compliance portal accessible to all Employees that is provided by ACA Group (the “Compliance Vendor”). This automated preclearance system is programmed to incorporate the ongoing rules and other restrictions with respect to personal trading in reportable securities by Employees that are set forth herein. All Employees must pre-clear any non-exempt personal transactions in reportable securities through the web-based portal prior to execution (unless otherwise approved by the CCO). When in doubt as to whether a particular transaction requires preclearance, you should preclear the transaction or seek clarification from the Compliance team before placing a trade.

Accordingly, prior to the execution of any non-exempt personal transaction in a reportable security, an Employee must complete an online preclearance request via the web-based compliance portal.5 Depending on the type of reportable security requested to be pre-cleared by the Employee and the then-current facts and circumstances, following completion of the preclearance request by an Employee, the personal transaction request will be either approved or denied; in either instance, the Employee will receive a notification via the automated Employee trade preclearance system.

If a precleared transaction is not executed by the end of the second business day following the date on which preclearance is approved, the preclearance will expire, and the Employee must enter the request again into the web-based portal. For the avoidance of doubt, if the effectiveness of an approval lapses for any reason or if an Employee would like to trade in excess of the amount identified in the preclearance request, an Employee must submit a new request and receive another approval before such Employee may purchase or sell the reportable security. Post-trade approval is not permitted under the Code of Ethics.

The “gifting” of reportable securities (e.g., as a charitable donation) held by an Employee or in which an Employee has a beneficial interest shall be considered a personal securities transaction of the Employee and accordingly shall be subject to the preclearance requirement as described above.

[4]	If the Polen Capital CCO is the individual whose personal transaction requires such a review, the Polen Credit CCO (or, in his absence, the Polen Capital General Counsel) shall review the trade, whereas if the Polen Credit CCO is the individual whose personal transaction requires such a review, the Polen Capital CCO (or, in her absence, the Polen Capital General Counsel) shall review such trade.

[5]	In certain extenuating instances, the Firm may permit an Employee to submit a manual preclearance request to the CCO for review; such circumstances are addressed by the CCO on a case-by-case basis.
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POLEN CAPITAL	CODE OF ETHICS

Preclearance Exemptions for Certain Transaction Types

You are not required to preclear any of the following types of transactions (even if the security itself constitutes a reportable security and typically would not be exempt from preclearance):

●	Purchases and sales of securities that are non-volitional, including (i) purchases or sales upon the exercise of a put or call option where the purchase or sale is effected based on the terms of the option and without action by the access person or his or her agent (with it being noted that the initial writing of the option itself must be precleared); and (ii) automatic dividend reinvestments, acquisitions or dispositions of securities through stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities (e.g., corporate action events).

●	Open-end mutual funds or pooled vehicles where the Firm acts as the investment adviser for the fund.

●	ETFs and Exchange-traded Notes (“ETNs”), excluding single-stock ETFs and ETNs.

●	Publicly-traded closed-end funds.

●	Sales as a result of a tender offer made available generally to all shareholders of the issuer.

●	State or municipal bonds.

●	Listed index options and futures.

●	Investments in currencies (including options/swaps thereon).

●	Interests in qualified state college tuition programs (“529 Plans”).

●	Transactions effected pursuant to an automatic investment plan or transactions of reportable securities in accounts over which the access person had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis (each, an “Exempt Account”). Any access person seeking to exempt an account managed by a third party from this requirement must submit a request in writing to the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the automatic investment plan, a copy of the discretionary account management agreement, and/or a written certification from the unaffiliated investment adviser. Access persons who claim they have no direct or indirect influence or control over an account are also required to certify to this effect to the Firm on at least an annual basis.

●	Under certain circumstances involving instances in which an immediate family member receives or is offered an opportunity to acquire an equity interest in such person’s employer (or an affiliate) as the result of a bona fide employment relationship (e.g., via an employee stock purchase program). The following principles apply in such circumstances: (i) transactions that are initiated by the employer of the immediate family member (for example, as part of the immediate family member’s compensation from his/her employer) are exempt from the preclearance requirement; and (ii) transactions that are initiated by the immediate family member (for example, the discretionary disposition of an equity interest received as part of an employee stock purchase program) are subject to the preclearance requirement.
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POLEN CAPITAL	CODE OF ETHICS

Excessive or “Day” Trading Prohibited

Employees should be aware that the preclearance process, among other things, imposes burdens on the Compliance team and, in certain cases, investment staff of the Firm. Moreover, Employees are prohibited from excessive or “day” trading in their personal accounts (as determined by the CCO in their sole discretion), as the Firm expects that its Employees are devoting substantially all of their time during the workday to performing their job responsibilities on behalf of the Firm. In an effort to mitigate the risk of excessive trading, Employees may not purchase a reportable security and subsequently sell that same reportable security within 30 calendar days. Furthermore, if the CCO determines that an Employee is making an excessive number of preclearance requests through the web-based compliance portal, they reserve the right to impose a limitation on personal trading if it is believed to be in the best interest of the Firm and/or its clients. Under no circumstances will the Firm be responsible for any losses suffered by an Employee in their personal accounts as a result of a denial of consent to trade in reliance on this provision. Each Employee should evaluate this risk before engaging in personal transactions in reportable securities that require preclearance.

Blackout Period Restrictions

Employees may not purchase or sell a reportable security when the proposed transaction would conflict with trading activity under consideration for a client (e.g., a pending “buy” or “sell” order in such security). The beginning of such a Blackout Period with respect to any reportable security will be determined by the applicable portfolio manager(s) and will generally coincide with the onset of a “quiet period” for purposes of any related client communication. The Blackout Period is the time during which the applicable portfolio manager is actively trading a security (plus T+2 as further described below). In contrast, the securities listed in a “quiet period” represent those securities where the applicable portfolio manager is considering engaging in trading the security but has not yet begun trading or is actively monitoring the security and may trade at a future date.6

The ending of such a Blackout Period with respect to any reportable security will occur at the end of the second trading day following the determination by the applicable portfolio manager(s) that all relevant trading activity on behalf of the Firm’s clients has concluded. A Blackout Period with respect to any reportable security will be programmed into the web-based compliance portal (and, accordingly, any requested trade preclearance with respect to the reportable security of an issuer in a Blackout Period will be denied by the Compliance team). Each Employee should evaluate the risk that the imposition of a Blackout Period will prevent them from engaging in personal transactions in reportable securities that require preclearance.

[6]	For purposes of the portfolios managed by the 5Perspectives Growth team, Compliance has adopted a hybrid approach to the “quiet period” such that all securities currently in any of the aforenamed portfolios are always in “quiet period.” Pre-clearance requests to trade a reportable security currently in any of the aforenamed portfolios will be considered on a one-off basis. In determining whether to approve or deny the preclearance request, Compliance will consider, amongst other items, the market capitalization of the security as well as whether the applicable portfolio manager has any near-term intention to trade the security.
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Front Running Prohibited

“Front-running” occurs when a person trades in advance of a client in order to take advantage of changes in the market price of a security that will be caused by that client’s trade. Said another way, front running occurs when an individual engages in personal trading activity based on insider knowledge of a pending transaction that will affect the price of the security. Employees are prohibited from trading for their personal accounts or any Employee-related accounts on the basis of information obtained as the result of their employment with the Company and are further prohibited from disclosing such information to third parties. For example, no Employee shall engage in a personal securities transaction based on advance knowledge that the Firm is executing or will be executing a purchase or sale of the security on behalf of a client. This prohibition will not affect the execution of transactions for the account of a client in which one or more Employees has an economic interest (such as, for example, where an Employee owns shares of an investment fund managed by the Firm), which may be executed by the Firm in accordance with the Firm’s trading practices. Employees are also prohibited from seeking to personally profit from opportunities or business information that is available to, or obtained by, them as a result of their position with Polen.

Further, Employees are prohibited from transacting in a security for an Employee or Employee-related account or for any other account over which the Employee exercises investment discretion if an order for a Client account or the Company’s proprietary account remains unexecuted. In addition, Employees are prohibited from transacting in a security for an Employee or Employee-related account or for any other account over which the Employee exercises investment discretion if the Employee is aware of an imminent trade of that security in a Client account, regardless of whether the security has been placed in a Quiet Period.

Compliance may review Bipsync meeting notes prior to approving or denying a personal trading request. If, in its sole discretion, Compliance determines that there may be an actual or potential conflict of interest, including the perception of front running and/or an Employee using Firm resources for their own personal benefit, Compliance will deny the personal trading request. Employees should direct any questions regarding a specific transaction to the CCO who, if necessary, will obtain advice from the Company’s legal counsel regarding the transaction.

Transactions in Securities on Restricted List and Special Situations List Prohibited

From time to time, Employees may come into possession of non-public information about a particular company. The Compliance team may include such companies on the “Restricted List” or (with respect to private issuers with no publicly-traded securities) the “Special Situations List” and impose restrictions on transactions involving securities of those companies in client accounts as well as in the personal accounts of Employees. Employees are prohibited from knowingly engaging in any transactions for their personal accounts or for the accounts of others, including clients, that would be inconsistent with these restrictions.

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Employees should be aware that the Firm may place an issuer on the Restricted List or the Special Situations List at any time without prior notice. Employees who purchase reportable securities of issuers that are later placed on the Restricted List or the Special Situations List, may, unless otherwise permitted by the CCO, be frozen in, or prohibited from trading, such holdings until such time as the issuer has been removed from the Restricted List or the Special Situations List, as applicable. The placement and removal of an issuer from the Restricted List or the Special Situations List will be determined by the Firm and/or CCO in their sole discretion. Under no circumstances will the Firm be responsible for any losses suffered by an Employee in their personal account(s) as a result of either placement of an issuer on the Restricted List or the Special Situations List, as applicable, or the denial of consent to trade. Each Employee should evaluate this risk before engaging in personal transactions in reportable securities.

Approval Required for Purchase or Sale of Fixed Income Securities of High Yield Issuers

Employees may not purchase or sell, directly or indirectly, for his/her own account or any account in which such Employee has a Beneficial Interest, any fixed income securities that are rated Ba1 (by Moody’s) or BB+ (by S&P) or below (or securities trading at yields comparable to the high yield market and high yield issuers) without the prior approval of the CCO.

Certain clients of the Firm pursue high yield fixed income strategies. Issuers of such high yield securities are typically more susceptible to a restructuring of their balance sheet, either through bankruptcy, prepackaged bankruptcy, or an out-of-court reorganization. The Firm may determine to purchase, on behalf of its clients, a significant enough position in the securities to enable the Firm to substantially influence or lead such a restructuring process. The purchase or sale of such fixed income securities of such issuers by Employees may potentially conflict with various investment objectives of clients pursuing such a high yield fixed income strategy.

Accordingly, in order to avoid a conflict of interest or the appearance of a conflict of interest, the Firm intends to deny preclearance for any personal trade of high yield fixed income securities. Such preclearance may be denied irrespective of whether or not the Firm has placed at such time a pending “buy” or “sell” order in the same security and irrespective of whether or not any client holds such security in its portfolio at such time. As a result, Employees should have no expectation of purchasing high yield fixed income securities in their personal brokerage accounts.

Approval Required for Participation in Initial Public Offerings (IPO), Private Placements and other Limited Offerings

Prior to investing in an IPO, private placement and/or limited offering, Employees are required to submit a preclearance request via the web-based compliance portal.

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In determining whether to give approval with respect to such a transaction, the CCO will consider, as applicable, whether it is possible (and appropriate) to reserve that investment opportunity for one or more clients, as well as any regulatory concerns related to FINRA’s “new issue” rules, including whether the opportunity to invest in the transaction has been offered as a favor or a gift to the Employee (e.g., as a quid pro quo) or as compensation for services rendered. Notwithstanding the foregoing, Employees may invest in private funds sponsored by the Firm through the regular subscription process and need not seek separate prior approval from the CCO.

Cryptocurrency

Certain types of transactions involving crypto currencies are likely to be reportable under the Code of Ethics (e.g., purchasing interests in an investment trust that mines crypto currencies) and require preclearance, while other transactions are permitted without otherwise requiring preclearance. In the case of uncertainty, Employees should preclear transactions involving crypto currencies that may constitute a “reportable security” hereunder in order to ensure that they are not inadvertently failing to report a securities transaction under the Code of Ethics (or otherwise consult with the CCO prior to executing such transaction).

Reporting Obligation

With the exception of Exempt Accounts, Employees are required to report to the Firm all accounts in which reportable securities can be purchased or sold and in which an Employee has a beneficial interest.7 It is imperative that each Employee report such accounts so that the Firm can establish an electronic data feed directly with the Compliance Vendor. Such electronic feed will provide the Compliance Vendor with a record of each personal securities transaction by the Employee.

Employees should use their reasonable efforts to maintain their personal brokerage accounts with brokers that provide an electronic data feed to the Compliance Vendor. If an Employee maintains an account at a brokerage firm that does not provide transaction and holdings information to the Compliance Vendor electronically, the Firm, in its sole discretion, may require the Employee to close such brokerage account and transfer (or otherwise liquidate) any reportable securities held therein to an account with a broker that provides an electronic data feed to the Compliance Vendor. In extenuating circumstances where the Firm permits an Employee to maintain a brokerage account at a broker (or other third party) that is unable to establish an electronic data feed directly with the Compliance Vendor, the Employee is required to attach duplicate brokerage confirmations or monthly statements within the web-based compliance portal provided by the Compliance Vendor so that the CCO can confirm compliance with the provisions of this Code of Ethics.

In order to enable the Firm to verify that an electronic data feed to the Compliance Vendor (or other manual reporting process) is established for all Employee brokerage accounts, each Employee, upon commencement of employment with the Firm, is required to report all such accounts via the web-based compliance portal. Furthermore, when an account is added or deleted, each Employee is required to update their account information via the web-based compliance portal as soon as practicable. Employees are not otherwise permitted to execute personal transactions in reportable securities in newly-established brokerage accounts until the electronic data feed to the Compliance Vendor has been established.

[7]	For the avoidance of doubt, an employee is not required to report the transactions and/or trading activity in an Exempt Account to the Firm. If the Employee subsequently elects to exert investment discretion, the account would no longer qualify as an Exempt Account and the Employee must then report the account to the Compliance team as a non-Exempt Account so that it can be monitored on a going-forward basis consistent with the requirements of this Code of Ethics.
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Finally, each Employee will be required to certify annually, via the web-based compliance portal no later than January 30th of each year, that the list of brokerage accounts that has been previously reported to the Firm remains complete and accurate.

Report of Personal Holdings

A complete report of each access person’s reportable securities holdings is required at the time the person becomes an access person (no later than 10 days after the person becomes an access person) and again no later than January 30th of each year. Such report should be entered into the web-based compliance portal. The holdings report must be current as of a date not more than 45 days prior to the individual becoming an access person (with respect to the initial report) or the date the report is submitted (with respect to the annual report). Each holdings report must contain, at a minimum:

i.	The type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and/or principal amount of each reportable security in which the access person has any direct or indirect pecuniary interest;

ii.	The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit; and

iii.	The date the access person submits the report.

For the avoidance of doubt, Employees should reflect in such reports any personal holdings in any open-end fund (e.g., mutual funds or UCITS funds) advised by the Firm.

Quarterly Transaction Report

Quarterly reports are required of all personal transactions of reportable securities by access persons, which are due no later than 30 days after the close of the calendar quarter. Each transaction report, which shall be submitted via the web-based compliance portal, must contain, at a minimum, the following information about each transaction involving a reportable security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

i.	The date of the transaction and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

ii.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

iii.	The price of the security at which the transaction was effected;

iv.	The name of the broker, dealer or bank with or through which the transaction was effected; and
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v.	The date the access person submits the report.

For the avoidance of doubt, Employees should reflect in such reports any personal transactions in any open-end fund (e.g., mutual funds or UCITS funds) advised by the Firm.

Exemptions for Certain Securities and Securities Held in Certain Accounts

Notwithstanding the reporting provisions set forth above, Employees do not need to provide initial or annual holdings reports or quarterly transaction reports regarding the following types of securities:

i.	Holdings of Exempt Securities.

ii.	Holdings within an Exempt Account.

iii.	Limited partnership (or other similar) interests in Firm-sponsored private investment vehicles acquired by an Employee. Given that the Firm and/or an administrator engaged by the Firm separately maintains investor lists and transaction records for such investments, such transactions do not need to be separately reported via the web-based compliance portal.

iv.	Holdings within the Firm-sponsored 401(k) plan (to the extent that such holdings would have otherwise been reported as reportable securities), or equivalent retirement plans for Polen’s non-US offices.

IV.	CONFIDENTIALITY

Each Employee shall keep confidential during the term of his or her employment or association with the Firm any information concerning the Firm or its clients that is not generally known to the public, including, but not limited to, the following:

●	the investment strategies, processes, analyses, databases and techniques relating to capital allocation, stock selection and trading used by the investment team or other investment professionals employed by the Firm;

●	the identity of and all information concerning clients;

●	information prohibited from disclosure by a client’s policy on release of portfolio holdings or similar policy; and

●	all other information that is determined by the Firm or a client to be confidential and proprietary and that is identified as such prior to or at the time of its disclosure to the Employee.

No Employee shall use such confidential information for his or her own personal benefit or for the benefit of any third party, or directly or indirectly disclose such information, except to other Employees of the Firm and third parties to whom disclosure is made pursuant to the performance of his or her duties as an Employee of the Firm; as otherwise may be required by law; or when reporting a possible violation of federal law or regulation to any governmental agency or making any disclosures that are otherwise protected under the whistleblower provisions of applicable federal law or regulation. This obligation of confidentiality is in addition to any other Firm policies relating to confidentiality and confidentiality agreements with the Firm to which an Employee is a party.

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V.	OUTSIDE BUSINESS ACTIVITIES & GIFTS AND ENTERTAINMENT

Outside Business Activities

Each Employee is expected to devote his or her full time and ability to the Firm’s interests during regular working hours and such additional time as may be properly required in order to perform his or her job responsibilities. Accordingly, the Firm discourages Employees from holding outside employment, including any consulting arrangements, as such engagements may detract from an Employee’s ability to devote the necessary time and attention to his/her work responsibilities at the Firm.

Specifically, an Employee may not engage in outside employment that: (a) interferes, competes, or conflicts with the Firm’s interests; (b) encroaches on normal working time or otherwise impairs performance; (c) implies sponsorship or support of an outside organization by the Firm; or (d) reflects directly or indirectly adversely on the Firm. For the avoidance of doubt, this policy also strictly prohibits outside employment in the securities brokerage industry. In an effort to ensure compliance with this policy, Employees must seek prior approval from the CCO prior to engaging in any outside business activity where compensation is anticipated for such activity.

Furthermore, Employees must abstain from negotiating, approving or voting on any transaction between the Firm and any outside organization with which they are affiliated, whether as a representative of the Firm or the outside organization, except in connection with their providing services to the Firm in the ordinary course of business and on a fully disclosed basis with the approval of the CCO.

Employees will be required to certify their compliance with this policy on an annual basis through the web-based compliance portal.

Service as a Board Director, Board Member, Manager, Managing Member or Trustee

Service as a member on a board of directors or trustees, a manager or a managing member or in a similar capacity exercising control of any business organization (including an advisory board) poses several forms of potential conflicts for Employees. These include potentially conflicting fiduciary duties owed to the Firm and its clients, the possible receipt of material, non-public information, and conflicting demands imposed on the time of the Employee. Accordingly, no Employee may serve in such capacity without the prior approval from the CCO. Approval will generally not be granted unless it is determined that such services would be in, or would not otherwise conflict with, the best interests of the Firm’s clients.

If an Employee is serving as a board member, officer, manager, managing member or in a similar control capacity of any organization, the Employee should be mindful of his or her responsibilities under the Code of Ethics and his or her agreements with the Firm, and should seek to avoid any appearance of impropriety. In particular, such Employees are reminded of their obligations not to misuse confidential information belonging to the Firm or any client.

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From time to time, an Employee may receive approval to serve on the board of directors of a portfolio company in the course of such Employee’s employment activities with the Firm. Such an Employee may not retain any compensation (whether in the form of cash, stock options, shares of restricted stock or other non-cash compensation) received for services on the boards of directors of such issuers, and in such instances, it is the Employee’s responsibility to inform the CCO of his or her receipt of any such compensation and the terms thereof so that the CCO may assess how the situation should be handled in a manner consistent with the Firm’s disclosures (and fiduciary obligations) to its clients. In addition, such Employee will be subject to additional procedures designed by the Firm to mitigate any actual or potential conflict of interest with the Firm’s clients.

Gifts and Business Entertainment

The Firm, its Employees and members of an Employees’ family should not accept gifts, gratuities or other items of value from or give gifts, gratuities or other items of value to an individual or organization with whom the Firm has a current or potential business relationship (“Business Relationship”), which might in any way create a conflict of interest or appearance of impropriety, or which would be likely to influence decisions made by the Employee in business transactions involving the Firm. The prohibition does not apply to occasional dinners, sporting, concert or customary entertainment events and other activities, which are part of a business relationship, provided that the event or activity falls in line with the guidelines identified below. Further, personal contacts may lead to gifts of a purely nominal value, which are offered on the basis of friendship and may not raise concerns related to conflicts of interest or otherwise influence a supervised person’s decisions.

Employees should use good judgment to avoid any gifts, gratuities or other items of value that place the Firm in a difficult, embarrassing or conflict situation with its advisory clients. Employees should discuss any questions they may have regarding gifts, gratuities or other items of value with the Compliance team prior to accepting such item. Only the CCO is authorized to grant waivers of this policy.

The following outlines the Firm’s policy on giving and receiving gifts and entertainment and is applicable to all Employees.

Gift Giving

It is acceptable for Employees to give gifts or favors of nominal value to individuals or organizations with whom the Firm has established a Business Relationship to the extent that they are appropriate and suitable under the circumstances and meet the standards of ethical business conduct. Likewise, Employees should not offer or provide gifts or favors that may be viewed as overly generous or excessive, aimed at influencing a decision-making individual, or otherwise intended to have the effect of a recipient feeling obligated to provide business or other forms of compensation in return. As an example, providing meals and other forms of entertainment customary within the financial services industry (e.g., one-on-one golf outings or sporting events) to individuals or organizations with whom the Firm has a Business Relationship that is reasonable and appropriate in light of the circumstances is permitted.

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In general, gift giving is limited to $100: Neither Employees nor members of their immediate family may give any gift, series of gifts or other thing of value (“Gifts”) in excess of $100 per year to any client or any one person that does or seeks to do business with or on behalf of the Firm. Furthermore, as a general guideline, if the Gift would not be permitted to be received by an Employee pursuant to this Code of Ethics, then the Employee should not provide such Gift to a third party. In any event, the provision of any Gift that exceeds the $100 threshold set forth above or that otherwise may not be reasonable in light of the facts and circumstances should be first precleared via the web-based compliance portal.

ERISA-regulated and governmental organizations: Notwithstanding the principles and provisions set forth above, Employees should be aware that many organizations, including certain ERISA-regulated entities (including Taft-Hartley plans) as well as governmental entities and agencies that may also be clients of the Firm, have their own rules prohibiting or limiting the type and amount of Gifts as well as entertainment that their Employees can receive (including, for these purposes, reimbursements in connection with attendance at educational and training seminars and similar events).8 Although the principles set forth above apply in these circumstances as well, if an Employee is uncertain with respect to the rules applicable to a particular organization with whom the Firm has a Business Relationship, the Employee should first consult with the CCO prior to giving a Gift or providing entertainment to an Employee or other representative of such organization.

Prohibitions: Employees are prohibited from (i) giving cash, making loans and providing personal services or special discounts on behalf of the Firm, even if these fall within the above dollar limits; and (ii) giving a Gift if the Gift could be seen by others as engaging in bribery or a consideration for a business favor.

Charitable Contributions: Employees are required to receive advance approval from Compliance before making a charitable contribution on behalf of a client or financial intermediary. Approval is granted only when it is clear that the contribution is being made by the Firm. Employees are required to notify the CCO about any actual or apparent conflict of interest in connection with any charitable contribution, or with respect to any contribution that could give an appearance of impropriety.

Gift Receiving

Neither Employees nor members of their immediate family may receive any Gift(s) the value of which is estimated to exceed $100 per year from any single Business Relationship. Employees may accept a token gift only when the value involved is not material and clearly will not place you under any real or perceived obligation to the donor. Gifts are considered material in value if they influence or give the appearance of influencing the recipient. In the event the aggregate fair market value of all Gifts received by you from any single Business Relationship is estimated to exceed $100 per year, you must immediately notify the Compliance team.

[8]	Technically, there is no de minimis exception to the restrictions on a fiduciary’s receipt of consideration from a person dealing with an ERISA-regulated entity. However, the DOL has provided guidance that gifts and entertainment provided to a fiduciary from one individual or entity that have an annual value of less than $250 (and that do not violate any plan policy or provision) are considered “insubstantial” and are generally not treated as violations. In addition, ERISA-regulated entities are subject to strict rules with respect to the reimbursement of expenses incurred in attending educational and/or training seminars.
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Prohibitions: (i) You are prohibited from receiving cash, loans or personal services or special discounts unless such personal services or special discounts are pre-approved by Compliance; and (ii) the solicitation of Gifts is prohibited (i.e., you may not request a Gift, such as tickets to a sporting event, be given to you).

Travel Expenses: In general, the Firm must pay for all travel and lodging expenses. For example, when a supervised person is invited to tour a company’s facilities or meet with representatives of a company, the Firm, and not the portfolio company, must pay for your travel and lodging expenses. A Business Relationship may pay for travel amenities that are not readily ascertainable or are considered insubstantial (i.e., a shared cab fare). Any exceptions must be approved by the CCO.

Conferences and Industry Events: Supervised persons may be requested to speak at industry conferences and events. In some situations, the speech or appearance involves travel, lodging, entertainment or other customary speaker amenities (“Business Accommodations”). If the Business Relationship offers to pay for all or a portion of the Business Accommodations and the amount exceeds the limits set forth herein, you are required to have the payment pre-approved by Compliance.

Business Entertainment

In general, entertainment is not considered a Gift so long as such entertainment is business related (e.g., if you are accepting tickets to a sporting event, the offerer must go with you), reasonable in cost, appropriate as to time and place, and neither so frequent nor so costly as to raise any question of impropriety. (Entertainment includes items such as a ticket to a sporting event or the theater, greens fees, an invitation to a reception or cocktail party, or other comparable entertainment). For the avoidance of doubt, entertainment that you receive requires the offerer’s attendance, and entertainment that you offer requires your attendance, and in either case is subject to:

i.	A dollar amount per supervised person and guest(s) that is reasonable per single outing. The limits apply to the total market value cost (not face value) of the outing, including meals, travel (e.g., airfare/hotels/cars), sporting events, limo rides, etc.

ii.	Aggregate value per year of all such benefits must also be reasonable per Business Relationship.

Like the requirements set forth above with respect to the giving and receiving of Gifts, any entertainment that exceeds the reasonableness thresholds set forth above should first be precleared with the CCO via the web-based compliance portal.

Gifts and Business Entertainment Reporting

For reporting purposes, in general any Gift or entertainment in excess of $100 in value from or given to a single Business Relationship must be reported. However, Gifts or entertainment falling below this threshold may also be deemed inappropriate by the CCO based on facts and circumstances. Accordingly, Employees are encouraged to report in advance all Gifts or entertainment received from or given to various Business Relationships, irrespective of value or any perceived conflict of interest (with the exception of normal and customary business meals, which are excluded from this reporting requirement). For the avoidance of doubt, each Employee should immediately report, via the web-based compliance portal, any offer of any Gift or entertainment that may, in the reasonable judgment of such Employee, create an appearance of impropriety or a conflict of interest.

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In addition, all Employees must submit, via the web-based compliance portal, a quarterly gifts and entertainment report, certifying all Gifts and entertainment received for the previous calendar quarter and that are required to be reported under the Code of Ethics. The Compliance team will maintain a comprehensive record of all reported gifts and entertainment.

The misrepresentation by an Employee of any Gift or entertainment, or the failure to pre-clear or report the receipt of any Gift or the participation in entertainment, is a serious breach of the Code of Ethics and grounds for termination. The Firm takes its fiduciary obligations with respect to its clients very seriously and expects that its Employees do so as well.

VI.	RECORDS AND REPORTING[9]

Records

The Firm shall maintain records in the manner and to the extent set forth below and will make them available for examination by representatives of the SEC or other supervisory authority.

i.	A copy of this Code of Ethics and any other code which is, or at any time within the past five (5) years has been, in effect shall be preserved in an easily accessible place;

ii.	A record of any violation of this Code of Ethics and any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs;

iii.	A copy of each supervised person’s written acknowledgment of receipt of this Code of Ethics for a period of five (5) years;

iv.	A copy of each report made by an access person pursuant to this Code of Ethics shall be preserved for a period of not less than five (5) years from the end of the fiscal year in which it is made, the first (2) two years in an easily accessible place;

v.	A record of any decision within the past five (5) years approving an access person’s acquisition of securities in IPOs and limited offerings; and

vi.	A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to this Code of Ethics shall be maintained in an easily accessible place.

In addition, the Firm shall maintain a record of the names of persons who are currently, or within the past five years were, access persons of the Firm.

[9]	Polen UK, Polen HK and Polen ME are each subject to different recordkeeping requirements per local authority. Additionally, the Firm maintains a separate Books and Records policy which should be read in conjunction with this section.
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Code of Ethics Training; Acknowledgments

The Firm will provide to each Employee a copy of this Code of Ethics and any amendments. On an annual basis, each Employee must certify that such individual has read, understands, and has complied with the Code of Ethics. The CCO is responsible for verifying that all Employees acknowledge the Code of Ethics in this manner.

The CCO is also responsible for providing Employees adequate training on the principles and procedures of this Code of Ethics, which may include periodic orientation or training sessions with new and existing staff to remind them of their obligations under the Code of Ethics.

Compliance Reporting

On an annual basis in connection with the requirements of Rule 17j-1 promulgated by the SEC under the 1940 Act, the CCO shall provide to the board of trustees or directors of each client that is registered as an investment company under the 1940 Act a written report that (a) describes any issues arising under the Code of Ethics, including any material violations of the Code of Ethics, as well as any procedures and/or sanctions imposed in response to such material violations, and (b) certifies that Polen Capital, Polen Credit or Polen CLO Management (as applicable) has adopted procedures reasonably necessary to prevent its Employees from violating the Code of Ethics.

Review and Enforcement

The Compliance team shall review reported personal securities transactions to determine whether a violation of this Code of Ethics may have occurred. This includes reviewing for reports or trades reported late, incomplete quarterly/annual reports, and trades conducted in violation of the Code of Ethics, such as failure to preclear. Before making any determination that an Employee has committed a violation of this Code of Ethics, the Compliance department will seek additional explanatory material from the Employee, where practical and/or appropriate.

Compliance with the Code of Ethics is a basic condition of employment. All disciplinary responses to violations of the Code of Ethics shall be administered by the CCO, in consultation with other senior personnel of the Firm, as appropriate. Such disciplinary response may entail warnings (orally or in writing), additional training sessions regarding the policies and procedures violated, suspension of personal trading privileges, a reversal of any improper transaction, fines, diminution or loss of bonus, demotion, suspension or dismissal. In all cases, such disciplinary response shall be based on the applicable facts and circumstances, which may include, but are not limited to, the following: (i) the nature of the violation; (ii) whether the violation was inadvertent; (iii) whether the Employee made a good faith effort to comply with the requirements under the Code of Ethics; and (iv) whether the Employee has violated the requirements of the Code of Ethics in the past. Where the violation was related to personal trading, such other factors to consider include, but are not limited to: (a) whether the Employee had a reasonable basis for believing that preclearance was not necessary with respect to the particular transaction in question, (b) the size of the transaction; (c) the timing of the transaction, and whether clients were buying, selling, or considering the purchase or sale of such securities at the time of the Employee’s transaction; (d) whether the Employee’s transaction was executed prior to or after transactions by clients; (e) whether the Employee’s transaction was in the same direction as that of clients (e.g., buying when clients were buying), or whether it was in the opposite direction (e.g., selling when clients were buying); (f) the length of time between the Employee’s trade and any trade on behalf of a client; (g) whether there has been unusual market activity in the security; and (h) the type of security and transaction (e.g., fixed income compared with equity securities). In addition, Employees who fail to obtain appropriate preclearance for a personal transaction in securities may be required to cancel such trade at their own cost and expense.

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Importantly, Employees should be aware that violations under the Code of Ethics also may be subject to client reporting obligations. In addition, the Firm may report conduct believed to violate the law or regulations applicable to the Firm or its access persons to the appropriate regulatory authorities.

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